EXHIBIT 99.1

PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
September 23, 2016

Contact:                          Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. APPOINTS JUDITH AMANDA SOURRY KNOX
TO ITS BOARD OF DIRECTORS

New York, NY – PVH Corp. [NYSE: PVH] announced today that Judith Amanda Sourry Knox was appointed to its Board of Directors.  Ms. Sourry Knox will serve on the Board's Compensation Committee.   The appointment is effective December 7, 2016, the committee's next scheduled meeting date and the day prior to the Board's next scheduled meeting. The number of directors constituting the full Board was increased to 11 in connection with this appointment.  Ms. Sourry Knox will be eligible to stand for reelection at the 2017 Annual Meeting of Stockholders.

Ms. Sourry Knox has been the President of the Global Foods Category at Unilever, a personal care, foods, refreshment and home care consumer products company, since 2015.  Previously, Ms. Sourry Knox held roles in Unilever's key markets and in global category positions, including serving as Executive Vice President, Global Hair from 2014 to 2015 and Executive Vice President, U.K. and Ireland from 2010 to 2014.

With a history going back over 130 years, PVH Corp. has excelled at growing brands and businesses with rich American heritages, becoming one of the largest apparel companies in the world. We have over 30,000 associates operating in over 40 countries and over $8 billion in annual revenues. We own the iconic Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD, ARROW, Speedo*, Warner's and Olga brands and market a variety of goods under these and other nationally and internationally known owned and licensed brands.

*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International, Ltd.
**************